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Exhibit 12.1

                Southwest Securities Group, Inc. and Subsidiaries
         Statement Re Computation of Ratio of Earnings to Fixed Charges
                          (In thousands, except ratio)

                                                                                Fiscal Years Ended

                                                   June 29,          June 30,         June 25,          June 26,         June 27,
                                                     2001              2000             1999              1998             1997
                                              ------------------------------------------------------------------------------------
Income before income taxes and minority
   interest in consolidated subsidiaries           $  36,402        $ 137,905         $  53,380        $  42,472         $  33,901

Add fixed charges:
      Interest expense                               171,578          178,084           112,794          113,795            92,414
      Interest factor in rents /(1)/                   6,608            4,770             3,575            2,600             1,644
                                              ------------------------------------------------------------------------------------
 Total fixed charges                                 178,186          182,854           116,369          116,395            94,058

                                              ------------------------------------------------------------------------------------
Earnings before fixed charges
   and income taxes                                $ 214,588        $ 320,759         $ 169,749        $ 158,867         $ 127,959
                                              ====================================================================================

Ratio of earnings to fixed charges                       1.2              1.8               1.5              1.4               1.4
                                              ====================================================================================



     /(1)/ The Company estimates that one-third of rental expense is representative of the interest factor.